OMB APPROVAL

                                    OMB Number:                     3235-0287
                                    Expires:                December 31, 2001
                                    Estimated average burden
                                    Hours response. . . . . . . . . . . . 0.5

                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
FORM 4
/  /  Check this box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may
      continue.  See Instruction 1(b)

            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                      Section 17(a) of the Public Utility
                 Holding Company Act of 1935 or Section 30(f)
                    of the Investment Company Act of 1940.

(Print of Type Responses)

1.  Name and Address of Reporting Person*

    KKR Associates

    (Last)                 (First)              (Middle)

    c/o Kohlberg Kravis Roberts & Co.
    9 West 57th Street, Suite 4200

                          (Street)

    New York                  NY                   10019

    (City)                 (State)                 (Zip)


2.  Issuer Name and Ticker or Trading Symbol

    AEP Industries Inc. (AEPI)

3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)


4.  Statement for Month/Year

    February 2001

5.  If Amendment, Date of Original (Month/Year)


6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

          Director                        X   10% Owner
    -----                               -----
          Officer (give title below)          Other (specify below)
    -----                               -----

                          -------------

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

7.  Individual or Joint/Group Filing (Check Applicable Line)

    --------  Form filed by One Reporting Person
       X
    --------  Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock, par value $.01 per share

2.  Transaction Date (Month/Day/Year)
    2/1/01

3.  Transaction Code (Instr. 8)
    Code       V
     S

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)

    Amount          (A) or (D)           Price

    6,000              D                37.5490

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
   (1)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock, par value $.01 per share

2.  Transaction Date (Month/Day/Year)
    2/2/01

3.  Transaction Code (Instr. 8)
    Code     V
     S

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)

    Amount          (A) or (D)           Price

    5,000              D                 37.5325

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (1)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock, par value $.01 per share

2.  Transaction Date (Month/Day/Year)
    2/5/01

3.  Transaction Code (Instr. 8)
    Code     V
     S

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)

    Amount          (A) or (D)           Price

    3,900               D                37.2324

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)

    2,276,418

6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (1)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

           Table II -- Derivative Securities Acquired,
                       disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)


2.  Conversion or Exercise Price of Derivative Security


3.  Transaction Date (Month/Day/Year)


4.  Transaction Code (Instr. 8)
    Code      V


5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)    (D)


6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable      Expiration Date


7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title             Amount or Number of Shares


8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)


10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)


11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)

Explanation of Responses:

(1) The designated Reporting Person is the general partner of Whitehall Associates, L.P., which is the managing member of BW Holdings LLC, which in turn owns 100% of Borden Holdings, Inc., which in turn owns 100% of Borden, Inc. As of February 28, 2001, Borden, Inc. beneficially owns 2,276,418 shares of Common Stock of AEP Industries Inc. The general partners of KKR Associates are Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Scott M. Stuart, Edward A. Gilhuly and Perry Golkin. Each of the Reporting Persons listed above may be deemed, for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended (the "Act"), to be the beneficial owner of the reported securities held by Borden, Inc.



    /s/ William J. Janetschek                           2/09/01
    ------------------------------------           --------------------
    ** Signature of Reporting Person                      Date
    By:   William J. Janetschek
          Attorney-in-Fact for Scott M. Stuart
    For:  KKR Associates


**  Intentional misstatements or omissions of facts constitute
    Federal Criminal Violation
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                         Joint Filer Information



Name:                         Whitehall Associates, L.P.

Address:                      c/o Kohlberg Kravis Roberts & Co.
                              9 West 57th St., Suite 4200
                              New York, NY 10019

Designated Filer:             KKR Associates

Issuer and Ticker Symbol:     AEP Industries Inc. (AEPI)

Statement for Month/Year:     February, 2001

Signature:                    WHITEHALL ASSOCIATES, L.P.
                              By: KKR Associates, its General Partner


                              By: /s/ William J. Janetschek
                                  _______________________________
                                  Name:  William J. Janetschek,
                                  Title:  Attorney-in-Fact for Scott M. Stuart

                         Joint Filer Information



Name:                         Henry R. Kravis

Address:                      c/o Kohlberg Kravis Roberts & Co.
                              9 West 57th St., Suite 4200
                              New York, NY 10019

Designated Filer:             KKR Associates

Issuer and Ticker Symbol:     AEP Industries Inc. (AEPI)

Statement for Month/Year:     February, 2001


Signature:                    /s/ Henry R. Kravis
                              _______________________________
                              HENRY R. KRAVIS
                              By:  William J. Janetschek,
                                   Attorney-in-Fact for Henry R. Kravis

                         Joint Filer Information



Name:                         George R. Roberts

Address:                      c/o Kohlberg Kravis Roberts & Co.
                              9 West 57th St., Suite 4200
                              New York, NY 10019

Designated Filer:             KKR Associates

Issuer and Ticker Symbol:     AEP Industries Inc. (AEPI)

Statement for Month/Year:     February, 2001


Signature:                    /s/ George R. Roberts
                              _____________________________
                              GEORGE R. ROBERTS
                              By:  William J. Janetschek,
                                   Attorney-in-Fact for George R. Roberts

                         Joint Filer Information



Name:                         Paul E. Raether

Address:                      c/o Kohlberg Kravis Roberts & Co.
                              9 West 57th St., Suite 4200
                              New York, NY 10019

Designated Filer:             KKR Associates

Issuer and Ticker Symbol:     AEP Industries Inc. (AEPI)

Statement for Month/Year:     February, 2001


Signature:                    /s/ Paul E. Raether
                              ________________________________
                              PAUL E. RAETHER
                              By:  William J. Janetschek,
                                   Attorney-in-Fact for Paul E. Raether

                         Joint Filer Information



Name:                         Michael W. Michelson

Address:                      c/o Kohlberg Kravis Roberts & Co.
                              9 West 57th St., Suite 4200
                              New York, NY 10019

Designated Filer:             KKR Associates

Issuer and Ticker Symbol:     AEP Industries Inc. (AEPI)

Statement for Month/Year:     February, 2001


Signature:                    /s/ Michael W. Michelson
                              ______________________________
                              MICHAEL W. MICHELSON
                              By:  William J. Janetschek,
                                   Attorney-in-Fact for Michael W. Michelson

                         Joint Filer Information



Name:                         Michael T. Tokarz

Address:                      c/o Kohlberg Kravis Roberts & Co.
                              9 West 57th St., Suite 4200
                              New York, NY 10019

Designated Filer:             KKR Associates

Issuer and Ticker Symbol:     AEP Industries Inc. (AEPI)

Statement for Month/Year:     February, 2001


Signature:                    /s/ Michael T. Tokarz
                              _____________________________
                              MICHAEL T. TOKARZ
                              By:  William J. Janetschek,
                                   Attorney-in-Fact for Michael T. Tokarz

                         Joint Filer Information



Name:                         Edward A. Gilhuly

Address:                      c/o Kohlberg Kravis Roberts & Co.
                              9 West 57th St., Suite 4200
                              New York, NY 10019

Designated Filer:             KKR Associates

Issuer and Ticker Symbol:     AEP Industries Inc. (AEPI)

Statement for Month/Year:     February, 2001


Signature:                    /s/ Edward A. Gilhuly
                              _____________________________
                              EDWARD A. GILHULY
                              By:  William J. Janetschek,
                                   Attorney-in-Fact for Edward A. Gilhuly

                         Joint Filer Information



Name:                         Perry Golkin

Address:                      c/o Kohlberg Kravis Roberts & Co.
                              9 West 57th St., Suite 4200
                              New York, NY 10019

Designated Filer:             KKR Associates

Issuer and Ticker Symbol:     AEP Industries Inc. (AEPI)

Statement for Month/Year:     February, 2001


Signature:                    /s/ Perry Golkin
                              _____________________________
                              PERRY GOLKIN
                              By:  William J. Janetschek,
                                   Attorney-in-Fact for Perry Golkin

                         Joint Filer Information



Name:                         Scott M. Stuart

Address:                      c/o Kohlberg Kravis Roberts & Co.
                              9 West 57th St., Suite 4200
                              New York, NY 10019

Designated Filer:             KKR Associates

Issuer and Ticker Symbol:     AEP Industries Inc. (AEPI)

Statement for Month/Year:     February, 2001


Signature:                    /s/ Scott M. Stuart
                              ______________________________
                              SCOTT M. STUART
                              By:  William J. Janetschek,
                                   Attorney-in-Fact for Scott M. Stuart

                         Joint Filer Information



Name:                         Robert I. MacDonnell

Address:                      c/o Kohlberg Kravis Roberts & Co.
                              9 West 57th St., Suite 4200
                              New York, NY 10019

Designated Filer:             KKR Associates

Issuer and Ticker Symbol:     AEP Industries Inc. (AEPI)

Statement for Month/Year:     February, 2001


Signature:                    /s/ Robert I. Macdonnell
                              ________________________________
                              ROBERT I. MACDONNELL
                              By:  William J. Janetschek,
                                   Attorney-in-Fact for Robert I. MacDonnell

                         Joint Filer Information



Name:                         James H. Greene, Jr.

Address:                      c/o Kohlberg Kravis Roberts & Co.
                              9 West 57th St., Suite 4200
                              New York, NY 10019

Designated Filer:             KKR Associates

Issuer and Ticker Symbol:     AEP Industries Inc. (AEPI)

Statement for Month/Year:     February, 2001


Signature:                    /s/ James H. Greene, Jr.
                              ________________________________
                              JAMES H. GREENE, JR.
                              By:  William J. Janetschek,
                                   Attorney-in-Fact for James H. Greene, Jr.